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                                                                      EXHIBIT 99


                           PENN VIRGINIA CORPORATION
 One Radnor Corporate Center, Suite 200, 100 Matsonford Road, Radnor, PA  19087



FOR IMMEDIATE RELEASE

CONTACT:         Beverly Cole McGuire, Corporate Secretary
                 (610) 687-8900 Fax: (610) 687-3688


                      PENN VIRGINIA ANNOUNCES STOCK SPLIT


          RADNOR, PA, JULY 22, 1997 -- Penn Virginia Corporation (NASDAQ: PVIR) today announced that the Board of Directors declared a two-for-one stock split. Shareholders of record on August 1, 1997 will be sent their additional shares on or about August 15, 1997.

          The Board of Directors today also authorized Penn Virginia to apply to list its common shares for trading on the New York Stock Exchange. The Company's stock is expected to be available for trading on the New York Stock Exchange before the end of the year.

          Penn Virginia President and Chief Executive Officer, A. James Dearlove, said, "We believe these two actions will benefit our shareholders by facilitating a wider distribution of shares. The stock split is also expected to reduce the market price per share making the stock more affordable for investors."
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          PVIR is an energy company engaged primarily in leasing of mineral rights, collection of royalties, and development and production of oil and natural gas. PVIR is headquartered in Radnor, PA.

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          This release includes forward-looking statements within the meaning of the federal securities laws with respect to development activities, capital expenditures, acquisitions and dispositions, drilling and exploration programs, expected commencement dates of coal mining or oil and gas production, projected quantities of future oil and gas production by Penn Virginia, projected quantities of future coal production by the Company's lessee's producing coal from reserves leased from Penn Virginia, costs and expenditures as well as projected demand or supply for coal and oil and gas, which will affect sales levels, prices and royalties realized by Penn Virginia. Certain factors discussed herein and in the Company's filings with the Securities and Exchange Commission could cause actual results to differ from those in these forward-looking statements, and reference is made to such filings.